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                                                                   Exhibit 10.28

                            (F5 NETWORKS LETTERHEAD)



November 02, 2000

Julian Eames
15450 SW Koll Parkway
Beaverton, OR 97006-606



Dear Julian:

I am very pleased to extend to you this offer of employment with F5 Networks. The terms of the offer are as follows:

(1) POSITION

Vice President of Professional Services, reporting to Steve Goldman. In this position you will be responsible for building and managing F5's global professional and managed services business.

(2) SALARY

Your base salary will be $200,000 annually, pro-rated for the period of your employment with F5 during the calendar year. Salary will be paid twice per month.

(3) BONUS

You will be eligible for a performance bonus, payable quarterly, targeted at $120,000 annually, mutually agreed to revenue and profitability objectives.

(4) EQUITY-OPTION GRANT

You will be granted options to purchase 70,000 shares of F5 common stock on your start date. These options will be granted under the Company's Stock Option
Plan, contingent upon satisfactory completion of all employee contracts and other employee documentation as required by F5. These options will have an exercise price equal to the closing price of F5's stock on the date of grant, and will vest over a four-year period. If there is a change of control of the company, 50% of your unvested options will vest immediately.

(5) RELOCATION EXPENSES

You will be reimbursed for all reasonable and customary expenses associated with your relocation from Portland to the Seattle area.

(6) BENEFITS

You will be eligible to participate in all F5 benefit plans. F5 Network's plan pays 100% of the medical, dental and vision insurance costs for employees and 80% of the costs of dependent coverage. Your benefits will start on the first day of the month following your hire date. A 401(k) plan is also provided to full-time F5 Networks employees. You may enroll in the 401(k) plan at any time prior to the 1st of the month following your hire date or during any subsequent open enrollment period beginning on January 1 or July 1 of each year. Enclosed is a brief description of these plans in addition to some of the other benefits F5 Networks offers its employees.
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November 02, 2000




Your employment with F5 Networks is "at will," entered into voluntarily for an indefinite period of time, and can be terminated at any time for any reason at the discretion of either you or F5, so long as there is no violation of applicable United States federal or state law. Nothing that is said or written anyplace, including this letter, will be construed as a promise of permanent employment or of employment for any particular length of time.

This offer is contingent upon your signing this letter and the attached employee agreement. Please respond to this offer by faxing these signed documents to me at (206) 272-6625.

I am really excited at the prospect of you joining F5. I look forward to you helping us lead the company in a solid growth mode that is certain to result in the enhancement of shareholder value and the reaping of tremendous rewards for you and your family.


Sincerely,


/s/ Jeffrey S. Hussey
Jeffrey S. Hussey
Chairman


                         Acceptance and Acknowledgment


I accept the offer on the terms outlined in this letter to me from F5 Networks Inc., and acknowledge and agree that there are no other oral or implied understandings regarding my employment by F5 Networks.


/s/ Julian Eames                        Nov 2nd 2000
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Julian Eames                            Date